                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                       Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 0-22559

                            GSB Financial Corporation
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                             One South Church Street
                             Goshen, New York 10924
                                 (845) 294-6151
           ----------------------------------------------------------
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                     Common Stock, par value $.01 per share
           ----------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
           ----------------------------------------------------------
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   [X ] Rule 12h-3(b)(1)(ii)   [    ]
             Rule 12g-4(a)(1)(ii)  [  ] Rule 12h-3(b)(2)(i)    [    ]
             Rule 12g-4(a)(2)(i)   [  ] Rule 12h-3(b)(2)(ii)   [    ]
             Rule 12g-4(a)(2)(ii)  [  ] Rule 15d-6             [    ]
             Rule 12h-3(b)(1)(i)   [X ]

         Appropriate number of holders of record as of the certification or notice date: -0-

         Pursuant to the requirements of the Securities Exchange Act of 1934, GSB Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                  GSB Financial Corporation


                                  By:  /s/  Stephen W. Dederick
                                      -----------------------------------------
                                  Chief Financial Officer and Treasurer
                                  (Principal Financial and Accounting Officer)
                                  Date: March  30, 2001